Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Terms No. 125
dated October 30, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – November 22, 2006

Capital Protected Notes due May 20, 2010
Based on the Value of an International Basket of Four Indices

Issue Price	:	$10 per Note

Aggregate Principal Amount	:	$34,000,000

Initial Basket Value	:	10

Basket Indices		Percentage Weightings	Initial Index Closing	Multiplier
			Value
Dow Jones EURO STOXX 50® Index	:	42.50%	4,085.76	0.001040198
Nikkei 225® Index	:	42.50%	15,734.60	0.000270105
Hang Seng® Index	:	10%	19,265.32	0.000051907
S&P Latin America 40® Index	:	5%	3,098.33	0.000161377

Participation Rate	:	100%

Determination Date	:	May 18, 2010

Pricing Date	:	November 22, 2006

Original Issue Date (Settlement Date)	:	November 30, 2006

Listing	:	None

CUSIP	:	61748A353

Agent	:	Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Dow Jones EURO STOXX 50®” and “STOXX®” are service marks of STOXX Limited. These service marks have been licensed for use for certain purposes by Morgan Stanley.

“Nikkei 225® Index” is a trademark of Nihon Keizai Shimbun, Inc. and has been licensed for use by Morgan Stanley.

The Hang Seng® Index is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name Hang Seng Index is proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng Index by Morgan Stanley in connection with the Notes.

"Standard & Poor's®," "S&P®," and “S&P Latin America 40®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

The Notes are not sponsored, endorsed, sold or promoted by STOXX Limited, Nihon Keizai Shimbun, Inc., HSI Services Limited or any of its affiliates and Standard & Poor’s® Corporation and STOXX Limited, Nihon Keizai Shimbun, Inc., HSI Services Limited or any of its affiliates and Standard & Poor’s® Corporation make no representation regarding the advisability of investing in the Notes.

Preliminary Pricing Supplement No. 125 dated October 30, 2006
Prospectus Supplement for Capital Protected Notes dated March 14, 2006
Prospectus dated January 25, 2006